EXHIBIT 21

Subsidiaries of the Registrant
LoJack Equipment Ireland Limited, an Ireland Company
LoJack Europa B.V., a Dutch private limited company
LoJack de Mexico, S. de R.L. de CV, a Mexican Limited Liability Company
LoJack do Brasil LTDA, a Brazilian Limitada
LoJack Italia SRL, an Italian Company
LoJack Network SRL, an Italian Company
LoJack Global LLC, a Delaware Limited Liability Company
LoJack Canada Enterprises ULC, a Canadian Corporation
An Jie China Holdings Limited, a Cyprian Company
LoJack of Puerto Rico, Inc., a Puerto Rico Corporation
Boisen S.A., a Uruguay Company
LoJack Netherlands B.V., a Dutch private limited company
LSC Locator Systems International Corp., a Canadian Company
LoJack SafetyNet, Inc., a Delaware Corporation
SC-Integrity, Inc., a Delaware Corporation